UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 28, 2006

CHORDIANT SOFTWARE, INC.

(Exact name of Registrant as specified in its charter)

Delaware	93-1051328
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

Commission file number:

000-29357

20400 Stevens Creek Boulevard, Suite 400
Cupertino, CA    95014
(Address of principal executive offices and zip code)

Registrant's telephone number, including area code: (408) 517-6100

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Order Form Agreement with IBM

On September 28, 2006, International Business Machines Corporation ("IBM") entered into an Order Form Agreement (the "Agreement") with the Company. IBM is one of the Company's business alliance partners. IBM and the Company had previously entered into a marketing relationship agreement which includes a joint marketing program and a technology partnership. IBM provides selling and support efforts to the Company. The Company has also trained professionals at IBM for the implementation and support of Chordiant solutions. IBM also voluntarily provides the Company with early releases of new technology platforms, education related to those platforms and limited access to its technical resources to facilitate adoption of its technology.

The material terms of the Agreement are:

1. The Company has agreed to license certain of its software to IBM's customer, Connecticut General Life Insurance Company ("Cigna"), pursuant to a license agreement (the "License Agreement") between the Company and Cigna. The License Agreement has been executed.
2. IBM will pay the Company a license fee of $9,000,000 and an initial annual support and maintenance fee of $1,000,000. Of this total amount, $5,000,000 is immediately payable and was received prior to September 30, 2006 and the balance is payable during the Company's fiscal year ending September 30, 2007. Revenue from this transaction is expected to be accounted for under the percentage of completion method. As this agreement was executed late in the quarter ended September 30, 2006, no significant revenue from this transaction is expected to be recognized in that quarter.
3. The Company has also entered into a Statement of Work with IBM whereby the Company has agreed to provide services for the purpose of deploying the Company's software on behalf of Cigna. These services will be provided on a time and materials basis.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Chordiant Software, Inc.
Date: October 4, 2006	By: /s/Peter S. Norman Peter S. Norman Chief Financial Officer